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                                                                    EXHIBIT 99.2

                    WORKFIRE TECHNOLOGIES INTERNATIONAL, INC.
                             STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of January __, 2000, between WORKFIRE TECHNOLOGIES INTERNATIONAL, INC., a Nevada corporation (the "Company"), and
___________________ (the "Optionee").

THE PARTIES AGREE AS FOLLOWS:

1. Option Grant. The Company hereby grants to the Optionee a non-transferable option (the "Option") to purchase the number of shares of the Company's common stock (the "Shares"), for an exercise price per share (the "Option Price") and based upon a Grant Date, all as set forth below:

          Shares under option:                     ___________
          Option Price per Share:                  $0.335
          Grant Date:                              January __, 2000
          Vesting:                                 ________________

     The Option will be subject to all of the terms and conditions set forth herein and in the Company's 2000 Stock Option Plan (the "Option Plan"), a copy of which is attached hereto and incorporated by reference. The Option granted hereunder will be an incentive stock option within the meaning of
     Section 422 of the Internal Revenue Code of 1986, as amended.

2. Restricted Common Stock. The shares granted under this Option will be issued in a private offering exempt from registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. Since none of the shares will be registered under the Securities Act of 1933, as amended, any and all certificates representing the shares shall bear a conspicuous legend regarding the restricted nature of the securities and Rule 144, which shall be substantially as follows:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act"). The shares may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

3. Stockholder Rights. No rights or privileges of a stockholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a stockholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

4. Termination. This Option will expire, unless previously exercised in full, on ___________, which date is on the _____ anniversary of the Grant Date.

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5.   Terms of the Option Plan. The Optionee understands that the Option Plan includes important terms and conditions that apply to this Option. Those terms include (without limitation): important conditions to the right of the Optionee to exercise the Option; important restrictions on the ability of the Optionee to transfer the Option or to transfer Shares received upon exercise of the Option; and early termination of the Option following the occurrence of certain events, including the Optionee no longer being an employee, director, consultant or independent contractor to or of the Company or its subsidiaries. THE OPTIONEE ACKNOWLEDGES THAT HE OR SHE HAS READ THE OPTION PLAN, AGREES TO BE BOUND BY ITS TERMS, AND MAKES EACH OF THE REPRESENTATIONS REQUIRED TO BE MADE BY THE OPTIONEE UNDER IT.

6. Miscellaneous. This Agreement (together with the Option Plan) sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of Nevada, and may be executed in counterparts.

The parties hereby have entered into this Agreement as of the date set forth above.

"Company"
WORKFIRE TECHNOLOGIES INTERNATIONAL, INC.



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By: Tom Taylor, President


"Optionee"



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